EXHIBIT 11

                      IVC INDUSTRIES, INC. AND SUBSIDIARIES
             SCHEDULE OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                FOR THE YEARS ENDED JULY 31, 2000, 1999 AND 1998
        (Dollars in Thousands, Except as Noted or Per Share Information)

                                                                    Years Ended
                                                                     July 31,
                                                                     --------
                                                         2000          1999            1998
                                                         ----          ----            ----
Net income (loss)                                     $    5,074    $   (7,041)     $    1,147
Less - preferred stock dividends                              --            --              --
                                                      ----------    ----------      ----------
Net income (loss) for basic income per common
share                                                 $    5,074    $   (7,041)     $    1,147
                                                      ==========    ==========      ==========

Weighted average number of common shares
   outstanding during the year - Basic                 2,088,092     2,148,143       2,143,191

Add- common equivalent shares
  (determined using the "treasury stock" method)
  representing shares issuable upon exercise of
  employee stock options and incentive
  performance shares                                       2,414           766          11,174
                                                      ----------    ----------      ----------

Weighted average number of common shares - Diluted     2,090,506     2,148,909       2,154,365
                                                      ==========    ==========      ==========

Income (loss) per common share - Diluted              $     2.43    $    (3.28)     $     0.53
                                                      ==========    ==========      ==========


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